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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference of our firm under the caption "Experts" and to the use of our reports on the Arden Predecessors (as defined in the Notes thereto), the 1995 Acquired Properties (as defined in the Notes thereto) and the 1996 Acquired Properties (as defined in the Notes thereto) dated April 10, 1996, the Acquisition Properties (as defined in the Notes thereto) dated April 19, 1996 and Arden Realty Group, Inc., a Maryland Corporation, dated May 1, 1996, in the Registration Statement filed by Arden Realty Group, Inc. on Form S-11 dated July 16, 1996 and the related Prospectus.

                                               /s/ ERNST & YOUNG LLP
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Los Angeles, California
July 15, 1996